Exhibit 10.1

Purchase Contract

Party A (Purchaser): Xingtai Longhai Steel Wire Ltd.
Party B (Seller): Xingtai Longhai Steel Group Ltd.

Concerning the purchase of steel billet, both parties friendly agree on a fair and free basis to the terms below:

1.	Contract objective: Steel Billet
2.	Quality: GB700-99, YB2011-83
3.	Quantity: will be based on Party A market demand
4.
Payment terms and price: Based on Party A’s estimated monthly billet consumption, as well as on the same product model market price at the beginning of the month, Part A will pay party B with purchase order on terms. The closing price will be set as the weighted average of prior 10 days sales prices of identical product less a 10 rmb per ton discount (as wholesale price).

5.	Delivery place: Party A raw material warehouse
6.	Both parties right and obligation:
a.
Party B will guarantee Party A has the exclusive priority right to purchase billet needed, if due to repair or other unforeseen reasons Party B cannot meet Party A’s demand quantities, Party B shall notify Party A in advance so they can properly schedule the purchase.

b.	Party B will produce Party A’s order according its product model, Party A should notify Party B on the 25th of every month next month production product model.
c.	Party B will be responsible for the delivery to Party A’s raw material warehouse, and the delivery fee will be the responsibility of Party B.

Party A (Purchaser): Xingtai Longhai Steel Wire Ltd.

Party B (Seller): Xingtai Longhai Steel Group Ltd.

Oct 1, 2008